                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-103474


                          PRUCO LIFE INSURANCE COMPANY
                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

                         STRATEGIC PARTNERS(SM) ADVISOR
                       STRATEGIC PARTNERS(SM) ANNUITY ONE

                      STRATEGIC PARTNERS(SM) ANNUITY ONE 3
                        STRATEGIC PARTNERS(SM) FLEXELITE

                          STRATEGIC PARTNERS(SM) PLUS
                         STRATEGIC PARTNERS(SM) PLUS 3
                         STRATEGIC PARTNERS(SM) SELECT

                       SUPPLEMENT, DATED DECEMBER 5, 2005
                                       TO
                         PROSPECTUSES, DATED MAY 2, 2005

We are issuing this supplement to describe certain changes to the above-referenced prospectuses, including changes made with respect to certain portfolios of The Prudential Series Fund, Inc. (Series Fund) and certain portfolios of American Skandia Trust (AST). In addition, we have added five additional portfolios of AST (AST Asset Allocation Portfolios) that are being offered as new variable investment options under each of the above-referenced products. The Board of Directors/Trustees of each of the Series Fund and AST has approved the sub-adviser/name changes to be effective as of December 5, 2005:

THE PRUDENTIAL SERIES FUND, INC. - SUB-ADVISER/NAME CHANGES

      - Prudential Equity Portfolio. GE Asset Management, Incorporated has been removed as sub-adviser to a portion of the portfolio. Salomon Brothers Asset Management, Inc. (an existing co-sub-adviser to the Portfolio) has assumed responsibility for the assets previously managed by GE Asset Management, Incorporated. Jennison Associates LLC will continue to manage a portion of the portfolio.

      - Prudential Global Portfolio. LSV Asset Management, Marsico Capital Management, LLC, T. Rowe Price Associates, Inc. and William Blair & Company, LLC have replaced Jennison Associates LLC as sub-advisers to the portfolio. Each new sub-adviser is responsible for managing a portion of the portfolio.

      - SP AllianceBernstein Large-Cap Growth Portfolio. T. Rowe Price Associates, Inc. has replaced Alliance Capital Management, L.P. as sub-adviser, and the portfolio will now be known as the SP T. Rowe Price Large-Cap Growth Portfolio.

      - SP Goldman Sachs Small Cap Value Portfolio. Salomon Brothers Asset Management Inc. has been added as a sub-adviser, and will manage a portion of the portfolio. Goldman Sachs Asset Management, L.P. will continue to manage a portion of the portfolio. The portfolio will now be known as the SP Small-Cap Value Portfolio.

AMERICAN SKANDIA TRUST - FUND MERGERS/SUB-ADVISER/NAME CHANGES

      - AST Alger All-Cap Growth Portfolio has merged into the AST Neuberger Berman Mid-Cap Growth Portfolio, which is sub-advised by Neuberger Berman Management Inc. The investment objective and investment policies of the AST Neuberger Berman Mid-Cap Growth Portfolio remain unchanged. However, the fees have changed as reflected in the table below.

      - AST AllianceBernstein Growth + Value Portfolio has merged into the AST AllianceBernstein Managed Index 500 Portfolio, which is managed by Alliance Capital Management, L.P. The investment objective and investment policies of the AST AllianceBernstein Managed Index 500 Portfolio remain unchanged. However, the fees have changed as reflected in the table below.

      - AST Gabelli All-Cap Value Portfolio. EARNEST Partners, LLC and Wedge Capital Management, LLP have replaced GAMCO Investors, Inc. as sub-advisers, and the portfolio will now be known as the AST Mid-Cap Value Portfolio. Under normal circumstances, the portfolio will now invest at least 80% of the value of its assets in mid-capitalization companies.

      - AST Hotchkis & Wiley Large-Cap Value Portfolio. J.P. Morgan Investment Management, Inc. has been added as a sub-adviser, and will manage a portion of the portfolio. Hotchkis & Wiley Capital Management, LLC will continue to manage a portion of the portfolio. The portfolio will now be known as the AST Large-Cap Value Portfolio.

      - AST Small-Cap Value Portfolio. Salomon Brothers Asset Management Inc. has been added as a sub-adviser, and will manage a portion of the portfolio. Each of Integrity Asset Management, J.P. Morgan Investment Management, Inc., and Lee Munder Investments, Ltd. will continue to manage a portion of the portfolio.


We revise the section within the prospectuses entitled "Underlying Mutual Fund Portfolio Annual Expenses" to include (i) the estimated fees for the AST Neuberger Berman Mid-Cap Growth Portfolio after completion of the merger; (ii) the estimated fees for the AST Alliance Bernstein Managed Index 500 Portfolio after completion of the merger; and (iii) information regarding the estimated fees for the five new AST Asset Allocation Portfolios (including applicable footnotes):


                                                                                                             TOTAL ANNUAL
                                                            MANAGEMENT         OTHER        12B-1        PORTFOLIO OPERATING
                                                               FEES           EXPENSES       FEES             EXPENSES(6)
AMERICAN SKANDIA TRUST
AST Neuberger Berman Mid-Cap Growth Portfolio (1, 2, 3)    0.90%            0.18%         None               1.08%
AST AllianceBernstein Managed Index 500 Portfolio (1, 3)   0.60%            0.16%         None               0.76%
AST Aggressive Asset Allocation Portfolio (4, 5)           1.04%            0.26%         None               1.30%
AST Capital Growth Asset Allocation Portfolio (4, 5)       0.99%            0.25%         None               1.24%
AST Balanced Asset Allocation Portfolio (4, 5)             0.95%            0.24%         None               1.19%
AST Conservative Asset Allocation Portfolio (4, 5)         0.93%            0.23%         None               1.16%
AST Preservation Asset Allocation Portfolio (4, 5)         0.88%            0.22%         None               1.10%

1. Projected expenses based on current and anticipated Portfolio expenses after the merger.
2. Specific management fees are 0.90% of average daily net assets to $1 billion, and 0.85% of average daily assets over $1 billion.
3. Until November 18, 2004, the Trust had a Distribution Plan under Rule 12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the Portfolios, and to use these commissions to promote the sale of shares of the Portfolio. The Distribution Plan was terminated effective November 18, 2004. The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.
4. Management Fees, based in part on estimated amounts for the current fiscal year. Each Asset Allocation Portfolio invests primarily in shares of one or more Underlying Portfolios. The only management fee directly paid by an Asset Allocation Portfolio is a 0.15% fee paid to the Investment Managers. The management fee shown in the chart for each Asset Allocation Portfolio is (i) the 0.15% management fee to be paid by the Asset Allocation Portfolios to the Investment Managers plus (ii) a weighted average estimate of the management fees to be paid by the Underlying Portfolios to the Investment Managers, which are borne indirectly by investors in the Asset Allocation Portfolio. Each weighted average estimate of the management fees to be paid by the Underlying Portfolios is based on the expected initial Underlying Portfolio allocation for the applicable Asset Allocation Portfolio and the annual management fee rates for the Underlying Portfolios as set forth in the current Prospectus for the Underlying Portfolios. The management fees paid by an Asset Allocation Portfolio may be greater or less than those indicated above.
5. Other Expenses, based on estimated amounts for the current fiscal year. The other expenses shown in the chart for each Asset Allocation Portfolio include: (i) the other expenses expected to be paid by the Asset Allocation Portfolio to the Investment Managers and other service providers plus (ii) a weighted average estimate of the other expenses to be paid by the Underlying Portfolios to the Investment Managers and other service providers, which are borne indirectly by investors in the Asset Allocation Portfolio. Each weighted average estimate of the other expenses to be paid by the Underlying Portfolios is based on the expected initial Underlying Portfolio allocation for the applicable Asset Allocation Portfolio and the annual operating expense ratios for the Underlying Portfolios as set forth in the current Prospectus for the Underlying Portfolios. The other expenses paid by an Asset Allocation Portfolio may be greater or less than those indicated above. A description of the types of costs that are included as other expenses for the Underlying Portfolios is set forth under the caption "Management of the Trust - Other Expenses" in the Underlying Portfolio Prospectus.
6. The fees presented here are detailed to two decimal places. The fees may differ slightly if presented to more than two decimal places.


In the Expense Examples section of Pruco Life Insurance Company's Strategic Partners FlexElite prospectus, Examples 2a, 2b, 3a, and 3b are replaced with the following Examples, to correct what had appeared in the May 2, 2005 prospectus.

BASE DEATH BENEFIT
---------------------------------------------------------------------------------------------------------
EXAMPLE 2A:                                                   EXAMPLE 2B:
IF YOU WITHDRAW YOUR ASSETS                                   IF YOU DO NOT WITHDRAW YOUR ASSETS
---------------------------------------------------------------------------------------------------------
1YR           3YR          5YR          10YR                  1YR          3YR          5YR          10YR
---------------------------------------------------------------------------------------------------------
$980          $1,695       $1,802       $3,747                $350         $1,065       $1,802       $3,747

GREATER OF ROLL-UP AND STEP-UP GUARANTEED MINIMUM DEATH BENEFIT;
EARNINGS APPRECIATOR BENEFIT; CREDIT ELECTIONS
---------------------------------------------------------------------------------------------------------
EXAMPLE 3A:                                                   EXAMPLE 3B:
IF YOU WITHDRAW YOUR ASSETS                          IF YOU DO NOT WITHDRAW YOUR ASSETS
---------------------------------------------------------------------------------------------------------
1YR           3YR          5YR          10YR                  1YR          3YR          5YR          10YR
---------------------------------------------------------------------------------------------------------
$1,034        $1,854       $2,696       $4,265                $404         $1,224       $2,066       $4,265

At the end of 2005, the Prudential Series Fund, Inc. will convert from a Maryland corporation to a Delaware statutory trust. The Fund is making that conversion for tax-related reasons. As a Delaware statutory trust, the Prudential Series Fund will drop "Inc." from its name. We amend the references in each prospectus to the Prudential Series Fund's name accordingly.

We revise Section 2 of each prospectus to (i) reflect revised investment objectives/policies for certain portfolios (see table below); (ii) reflect the name changes, sub-adviser changes, and fund mergers described above; (iii) add the summary descriptions for each of the five new AST Asset Allocation portfolios; (iv) delete the sentence stating "[t] he SP Aggressive Growth Asset Allocation Portfolio, SP Balanced Asset Allocation Portfolio, SP Conservative Asset Allocation Portfolio, and SP Growth Asset Allocation Portfolio invest in other Prudential Series Fund Portfolios, and are managed by PI;"and (v) add a new paragraph immediately preceding the investment objectives/policies table, stating "Upon the introduction of the AST Asset Allocation Portfolios on December 5, 2005, we ceased offering the Prudential Series Fund Asset Allocation Portfolios to new purchasers and to existing contract owners who had not previously invested in those Portfolios. However, a contract owner who had contract value allocated to a Series Fund Asset Allocation Portfolio prior to December 5, 2005 may continue to allocate purchase payments to that Portfolio after that date. In addition, after December 5, 2005, we ceased offering the Prudential Series Fund SP Large Cap Value Portfolio to new purchasers and to existing contract owners who had not previously invested in that Portfolio. However, a contract owner who had contract value allocated to the SP Large Cap Value Portfolio prior to December 5, 2005 may continue to allocate purchase payments to that Portfolio after that date."


                                                                                                                  PORTFOLIO
       STYLE/                                                                                                      ADVISER/
        TYPE                                  INVESTMENT OBJECTIVES/POLICIES                                     SUB-ADVISER
------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP        PRUDENTIAL EQUITY PORTFOLIO:  seeks long-term growth of capital.  The Portfolio invests   Jennison Associates LLC
BLEND            at least 80% of its net assets plus borrowings for investment purposes in common stocks   / Salomon Brothers
                 of major established corporations as well as smaller companies that the Sub-advisers      Asset Management, Inc.
                 believe offer attractive prospects of appreciation.
------------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL    PRUDENTIAL GLOBAL PORTFOLIO:  seeks long-term growth of capital.  The Portfolio invests   LSV Asset Management /
EQUITY           primarily in common stocks (and their equivalents) of foreign and U.S. companies.  Each   Marsico Capital
                 Sub-adviser for the Portfolio generally will use either a "growth" approach or a          Management, LLC /  T.
                 "value" approach in selecting either foreign or U.S. common stocks.                       Rowe Price Associates,
                                                                                                           Inc. / William Blair &
                                                                                                           Company, LLC
------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP        SP T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO (FORMERLY SP ALLIANCEBERNSTEIN LARGE-CAP      T. Rowe Price
GROWTH           GROWTH PORTFOLIO):  seeks long-term capital growth.  Under normal circumstances, the      Associates, Inc.
                 Portfolio invests at least 80% of its net assets plus borrowings for investment purposes in the equity securities of large-cap companies.  The Sub-adviser generally looks for companies with an above-average rate of earnings and cash flow growth and a lucrative niche in the economy that gives them the ability to sustain earnings momentum even during times of slow economic growth.
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP        SP SMALL-CAP VALUE PORTFOLIO (FORMERLY SP GOLDMAN SACHS SMALL CAP VALUE PORTFOLIO):       Goldman Sachs Asset
VALUE            seeks long-term capital growth.  The Portfolio normally invests at least 80% its net      Management, L.P. /
                 assets plus borrowings for investment purposes in the equity securities of small          Salomon Brothers Asset
                 capitalization companies.  The Portfolio focuses on equity securities that are believed   Management Inc.
                 to be undervalued in the marketplace.
------------------------------------------------------------------------------------------------------------------------------------
MID-CAP GROWTH   AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO (AST ALGER ALL-CAP GROWTH PORTFOLIO         Neuberger Berman
                 MERGED INTO THIS PORTFOLIO): seeks capital growth. Under normal market conditions,        Management Inc.
                 the Portfolio primarily invests at least 80% of its net assets in the common stocks of mid-cap companies. The Sub-adviser looks for fast-growing companies that are in new or rapidly evolving industries.
------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP        AST ALLIANCEBERNSTEIN MANAGED INDEX 500 PORTFOLIO (AST ALLIANCEBERNSTEIN GROWTH + VALUE   Alliance Capital
BLEND            PORTFOLIO MERGED INTO THIS PORTFOLIO): seeks to outperform the Standard & Poor's 500      Management, L.P.
                 Composite Stock Price Index (the "S&P(R) 500") through stock selection resulting in different weightings of common stocks relative to the index. The Portfolio will invest, under normal circumstances, at least 80% of its net assets in securities included in the S&P(R) 500.
------------------------------------------------------------------------------------------------------------------------------------
MID CAP          AST MID CAP VALUE PORTFOLIO (FORMERLY AST GABELLI ALL-CAP VALUE PORTFOLIO): seeks to      EARNEST Partners LLC /
VALUE            provide capital growth by investing primarily in mid-capitalization stocks that appear    Wedge Capital
                 to be undervalued.  The Portfolio has a non-fundamental policy to invest, under normal    Management, LLP
                 circumstances, at least 80% of the value of its net assets in mid-capitalization companies.
------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP        AST LARGE-CAP VALUE PORTFOLIO (FORMERLY AST HOTCHKIS & WILEY LARGE-CAP VALUE              Hotchkis and Wiley
VALUE            PORTFOLIO): seeks current income and long-term growth of income, as well as capital       Capital Management, LLC
                 appreciation.  The Portfolio invests, under normal circumstances, at least 80% of its     / J.P. Morgan
                 net assets in common stocks of large cap U.S. companies.  The Portfolio focuses on        Investment Management,
                 common stocks that have a high cash dividend or payout yield relative to the market or    Inc.
                 that possess relative value within sectors.
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                  PORTFOLIO
       STYLE/                                                                                                      ADVISER/
        TYPE                                  INVESTMENT OBJECTIVES/POLICIES                                     SUB-ADVISER
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP        AST SMALL-CAP VALUE PORTFOLIO: seeks to provide long-term capital growth by investing     Integrity Asset
VALUE            primarily in small-capitalization stocks that appear to be undervalued.  The Portfolio    Management / Lee Munder
                 will have a non-fundamental policy to invest, under normal circumstances, at least 80%    Investments, Ltd. /
                 of the value of its net assets in small capitalization stocks.  The Portfolio will        J.P. Morgan Investment
                 focus on common stocks that appear to be undervalued.                                     Management, Inc. /
                                                                                                           Salomon Brothers Asset
                                                                                                           Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
ASSET            AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO: seeks the highest potential total return       American Skandia
ALLOCATION/      consistent with its specified level of risk tolerance. The Portfolio will invest its      Investment
BALANCED         assets in several other American Skandia Trust Portfolios. Under normal market            Services, Inc. /
                 conditions, the Portfolio will devote between 92.5% to 100% of its net assets to          Prudential Investments
                 underlying portfolios investing primarily in equity securities, and 0% to 7.5% of its     LLC
                 net assets to underlying portfolios investing primarily in debt securities and money market instruments.
------------------------------------------------------------------------------------------------------------------------------------
ASSET            AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO: seeks the highest potential total return   American Skandia
ALLOCATION/      consistent with its specified level of risk tolerance. The Portfolio will invest its      Investment
BALANCED         assets in several other American Skandia Trust Portfolios. Under normal market            Services, Inc. /
                 conditions, the Portfolio will devote between 72.5% to 87.5% of its net assets to         Prudential Investments
                 underlying portfolios investing primarily in equity securities, and 12.5% to 27.5%        LLC
                 of its net assets to underlying portfolios investing primarily in debt securities and money market instruments.
------------------------------------------------------------------------------------------------------------------------------------
ASSET            AST BALANCED ASSET ALLOCATION PORTFOLIO: seeks the highest potential total return         American Skandia
ALLOCATION/      consistent with its specified level of risk tolerance. The Portfolio will invest its      Investment
BALANCED         assets in several other American Skandia Trust Portfolios. Under normal market            Services, Inc. /
                 conditions, the Portfolio will devote between 57.5% to 72.5% of its net assets to         Prudential Investments
                 underlying portfolios investing primarily in equity securities, and 27.5% to 42.5%        LLC
                 of its net assets to underlying portfolios investing primarily in debt securities and money market instruments.
------------------------------------------------------------------------------------------------------------------------------------
ASSET            AST CONSERVATIVE ASSET ALLOCATION PORTFOLIO: seeks the highest potential total return     American Skandia
ALLOCATION/      consistent with its specified level of risk tolerance. The Portfolio will invest its      Investment
BALANCED         assets in several other American Skandia Trust Portfolios. Under normal market            Services, Inc. /
                 conditions, the Portfolio will devote between 47.5% to 62.5% of its net assets to         Prudential Investments
                 underlying portfolios investing primarily in equity securities, and 37.5% to 52.5% of     LLC
                 its net assets to underlying portfolios investing primarily in debt securities and money market instruments.
------------------------------------------------------------------------------------------------------------------------------------
ASSET            AST PRESERVATION ASSET ALLOCATION PORTFOLIO: seeks the highest potential total return     American Skandia
ALLOCATION/      consistent with its specified level of risk tolerance. The Portfolio will invest its      Investment
BALANCED         assets in several other American Skandia Trust Portfolios. Under normal market            Services, Inc. /
                 conditions, the Portfolio will devote between 27.5% to 42.5% of its net assets to         Prudential Investments
                 underlying portfolios investing primarily in equity securities, and 57.5% to 72.5% of     LLC
                 its net assets to underlying portfolios investing primarily in debt securities and money market instruments.
-------------------- ---------------------------------------------------------------------------------------------------------------

In Section 4 of the prospectuses for Pruco Life Insurance Company's Strategic Partners FlexElite, Strategic Partners Annuity One 3, and Strategic Partners Plus 3 only, we amend the 4th paragraph within the section entitled "Highest Daily Value Death Benefit" to read as follows:

      "For contracts sold prior to December 5, 2005, owners electing this benefit were required to allocate contract value to one or more of the following asset allocation portfolios of the Prudential Series Fund: SP Balanced Asset Allocation Portfolio, SP Conservative Asset Allocation Portfolio, and SP Growth Asset Allocation Portfolio. For contracts sold on or after December 5, 2005, owners electing this benefit must allocate contract value to one or more of the following asset allocation portfolios of American Skandia Trust: AST Capital Growth Asset Allocation Portfolio, AST Balanced Asset Allocation Portfolio, AST Conservative Asset Allocation Portfolio, and AST Preservation Asset Allocation Portfolio."

In Section 5 of each of the above-referenced prospectuses (other than those for Strategic Partners Select), we refer in two places to a requirement to allocate contract value to one or more of the asset allocation portfolios of the Prudential Series Fund. We amend those references to state instead:

      "For contracts sold prior to December 5, 2005, owners electing this benefit were required to allocate contract value to one or more of the following asset allocation portfolios of the Prudential Series Fund: SP Balanced Asset Allocation Portfolio, SP Conservative Asset Allocation Portfolio, and SP Growth Asset Allocation Portfolio. Owners electing this benefit on or after December 5, 2005 must allocate contract value to one or more of the following asset allocation portfolios of American Skandia
      Trust: AST Capital Growth Asset Allocation Portfolio, AST Balanced Asset Allocation Portfolio, AST Conservative Asset Allocation Portfolio, and AST Preservation Asset Allocation Portfolio."

This supplement should be read and retained with the current prospectus for your annuity contract. If you would like another copy of a current prospectus or a statement of additional information, please contact us at (888) PRU-2888. This supplement is intended to update information in the May 2, 2005 prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity referenced here that you do not own.